Exhibit 10.4
November 11, 2010
Dear Mark:
This letter outlines the details of your employment with Valeant Pharmaceuticals International, Inc. (the “Company”), and your Company assignment.
•	Title: Senior Vice President, Human Resources; you will report to the Chief Executive Officer.

•	Base Salary: $33,333 per month ($400,000 annualized), effective as of November 1, 2010.

•	Annual Incentive: You will be eligible to participate in the Company’s management bonus plan for the period from September 28, 2010 through December 31, 2010, with a target bonus of 60%, with the potential of 120% of your base pay. You will be eligible to participate in the Company’s management bonus plan beginning in the 2011 calendar year. Your target bonus will be 60%, with the potential of 120% of your base pay. This plan, and therefore your participation, is subject to change at the discretion of the Board of Directors. Bonuses are payable at the time the other management bonuses are paid. To be eligible for any bonus payment, you must be employed by the Company, and not have given or received notice of the termination of your employment, on the day on which the applicable bonus is paid to other members of the Company management.

•	Equity Awards: Subject to you entering into this agreement prior to the Equity Grant Date, as defined below, you will receive the following equity:
Stock Options — On the Equity Grant Date, you shall be granted options under the Company’s 2007 Equity Compensation Plan (the “Plan”) to acquire 60,000 shares of the Company common stock (“Shares”) (the “Options”). The Options will vest over a four-year period beginning October 8, 2011 (25% per year on each of October 8, 2011, 2012, 2013 and 2014), provided that you are employed by the Company on the vesting date, and shall have a term of five (5) years. Except as set forth below, if your employment terminates for any reason prior to the vesting date, your unvested Options will be forfeited (and, in the case of a termination of your employment for Cause, your vested Options will also be forfeited). Notwithstanding anything to the contrary in the Plan, (i) if your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), at any time within the twelve (12) months following a Change in Control, then any Option that is not cancelled in connection with the Change in Control in exchange for cash payment will vest on the Termination Date (as defined below) and shall remain exercisable for one year following the Termination Date (but in no event beyond the 5-year term of the Option) and (ii) if your employment is

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terminated by reason of your death, any Option outstanding shall vest in full and remain exercisable for the remainder of the term of the Option. The “Termination Date” shall be the date specified as the effective date of the termination of your employment in any notice of termination of employment provided by the Company to you or accepted by the Company in the event of your giving notice of the termination of your employment.
The Equity Grant Date shall be the earliest date that is five clear trading days following the trading date on which there is no undisclosed material information. The exercise price of the Options shall be based on the volume weighted average pricing (“VWAP”) on the Toronto Stock Exchange (“TSX”) or the New York Stock Exchange (“NYSE”) or other stock exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding such grant date, except that to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the exercise price shall be based on the greater of (i) VWAP as calculated above or (ii) the VWAP on the TSX or NYSE or other stock exchange where the majority of the trading volume and value of the Shares occurs, for the single trading day immediately preceding such grant date.
The Company shall enter into a stock option award agreement with you for the above grant of Options, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of stock option award agreement.
Performance Restricted Share Units. Subject to shareholder approval of an increase in the number of performance awards that may be paid to an individual in any single year under the Plan, on the Equity Grant Date you will also receive 30,000 performance-based restricted stock units under the Plan (the “Performance Share Units”), which shall vest as follows, provided that, except as set forth herein, you are continually employed by the Company through the applicable vesting date:
(i)	Single Vesting Share Price.
If at June 28, 2013, the Adjusted Share Price (as defined below) equals the Single Vesting Share Price (as defined below), you shall vest in 25% of the Performance Share Units.
If at September 28, 2013, the Adjusted Share Price equals the Single Vesting Share Price, you shall vest in an additional 50% of the Performance Share Units.

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If at December 28, 2013, the Adjusted Share Price equals the Single Vesting Share Price, you shall vest in an additional 25% of the Performance Share Units.
(ii)	Double Vesting Share Price.
If at June 28, 2013, the Adjusted Share Price equals the Double Vesting Share Price (as defined below), you shall vest in 50% of the Performance Share Units.
If at September 28, 2013, the Adjusted Share Price equals the Double Vesting Share Price, you shall vest in an additional 100% of the Performance Share Units.
If at December 28, 2013, the Adjusted Share Price equals the Double Vesting Share Price, you shall vest in an additional 50% of the Performance Share Units.
(iii)	Triple Vesting Share Price.
If at June 28, 2013, the Adjusted Share Price equals the Triple Vesting Share Price (as defined below), you shall vest in 75% of the Performance Share Units.
If at September 28, 2013, the Adjusted Share Price equals the Triple Vesting Share Price, you shall vest in an additional 150% of the Performance Share Units.
If at December 28, 2013, the Adjusted Share Price equals the Triple Vesting Share Price, you shall vest in an additional 75% of the Performance Share Units.
(iv)	Performance Share Units that could have been vested under either of paragraphs (i), (ii), or (iii) that do not become vested on June 28, 2013, September 28, 2013, or December 28, 2013, may become vested on June 28, 2014, September 28, 2014, or December 28, 2014, respectively, based upon the Adjusted Share Price on the applicable measurement date, provided that you are employed by the Company

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on such applicable vesting date. Any Performance Share Units that are not vested as of December 28, 2014 shall be immediately forfeited.
(v)	If the Adjusted Share Price on a measurement date set forth in clauses (i), (ii) and (iii) is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, you shall vest in a number of Performance Share Units that is the mathematical linear interpolation between the number of Performance Share Units which would vest at defined ends of the applicable spectrum.

(vi)	“Adjusted Share Price” means the sum of (i) the average of the closing prices of Shares during the 20 consecutive trading days starting on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately following trading day) (“Average Share Price”), and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the Equity Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date. The Adjusted Share Price and Average Share Price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.

(vii)	“Single Vesting Share Price,” “Double Vesting Share Price” and “Triple Vesting Share Price” means the Adjusted Share Prices equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 15%, 30% and 45%, respectively, as measured from a base price of $26.51 over a measurement period from October 25, 2010 to the last trading day of the period used to calculate the Adjusted Share Price. Such base price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments (such price, as adjusted, the “Base Price”).

(viii)	Notwithstanding the foregoing vesting provisions of the Performance Share Units, if on any date between the Equity Grant Date and October 25, 2013, the average of the closing prices of Shares during 20 consecutive trading days (“Per Share Price”) on such date

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(A) exceeds $58.24, then you will become vested in 30,000 of the Performance Share Units that could have been earned under clause (i) above;
(B) exceeds $80.82, then you will become vested in the additional 30,000 of the Performance Share Units that could have been earned under clause (ii) above; and
(C) exceeds $108.58, then you will become vested in the additional 30,000 of the Performance Share Units that could have been earned under clause (iii) above;
provided, however, that the vesting that takes place pursuant to this clause (viii) if the Per Share Price target is achieved shall only take place the first time such Per Share Price target is achieved on such vesting date, there is no interpolation of vesting pursuant to this clause (viii), and to vest in any of the Performance Share Units pursuant to this clause (viii) you must remain employed by the Company through the applicable vesting date. The Per Share Price specified herein shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.
(ix)	The Company shall distribute to you a number of shares of its common stock equal to the number of Performance Shares Units that become vested as soon as practicable (but in any event no later than 45 days) following the vesting date of such Performance Shares Units.

(x)	Notwithstanding anything to the contrary in the Plan, in the event of your death, the performance measures applicable to the Performance Share Units will be applied as though the date of death was the end of the 20 consecutive trading-day average measurement period, with the number of units calculated in a manner consistent with the vesting schedule described above, but based on the Annual Compound TSR determined through the date of death. Notwithstanding the immediately preceding sentence, if death occurs prior to October 25, 2011, the measurement date will still be the date of death, but the Annual Compound TSR will be determined based on an assumed measurement period of one year. Any Performance Share Units that did not become vested prior to the date of death for a reason set forth in this clause (x) or that do not become vested as a result of this clause (x) shall be forfeited immediately following the date of death.

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(xi)	Subject to clause (xii) below, and notwithstanding anything to the contrary in the Plan, in the event of an involuntary termination of your employment by the Company without Cause or by you with Good Reason, or in the event of your Disability (each as defined below), in each case, following October 25, 2011, the performance measures applicable to the Performance Share Units will be applied as though your employment Termination Date was the end of the 20 consecutive trading-day average measurement period, with the number of units calculated in a manner consistent with the vesting schedule described above, but based on the Annual Compound TSR determined through your Termination Date, provided, however, only a pro rata portion of such calculated Performance Share Units will vest upon termination. Any Performance Share Units that did not become vested prior to your termination of employment for a reason set forth in this clause (xi) or that do not become vested as a result of this clause (xi) shall be forfeited immediately following the date of your termination of employment. In the event of a termination of employment for a reason set forth in this clause (xi) that occurs prior to October 25, 2011, the award of Performance Share Units shall be forfeited.

(xii)	Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, the Performance Share Units will be converted into a number of time-based restricted stock units (the “Resulting RSUs”) determined by applying the performance measures applicable to the Performance Share Units as though the sum of (i) fair market value of the Company common stock on the date of the Change in Control and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the Equity Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date was the Adjusted Share Price, with the number of Resulting RSUs equal to the number of Performance Share Units that would have vested based on the Annual Compound TSR determined through the Change in Control. Notwithstanding the immediately preceding sentence, if termination following a Change in Control occurs prior to October 25, 2011, the measurement date will still be the date of Change in Control, but the Annual Compound TSR will be determined based on an assumed measurement period of one year. The Resulting RSUs will vest on October 25, 2013, subject to your continued employment; provided that in the event of an involuntary termination of your employment by the Company without Cause or by you with Good Reason within the twelve (12) months following a Change in Control,

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the vesting and payment of such Resulting RSUs will be accelerated to your Termination Date. Any Performance Share Units that did not become Resulting RSUs shall be forfeited on the Change in Control. Any Resulting RSUs that did not become vested prior to your termination of employment for a reason set forth in this clause (xii) or that do not become vested as a result of this clause (xii) shall be forfeited immediately following the date of your termination of employment.
(xiii)	The Company shall enter into a restricted share unit award agreement with you for the above grant of Performance Share Units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of performance-based restricted share unit award agreement.
Share Ownership Commitment. You also agree to comply with any share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
Matching Grants for Share Purchases: In connection with such share ownership, you shall also be eligible to receive matching share units to the extent such a program is established by the Company for similarly situated executives of the Company.
•	Good Reason. You may terminate your employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined below) not less than thirty (30) days prior to the termination of your employment for Good Reason. The Company shall have the option of terminating your duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in this letter, as may be applicable. For purposes of this letter, Good Reason shall mean the occurrence of any of the events or conditions described in clauses (i) through (iii) immediately below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from you which notice must be provided by you within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by you.

(i)	Diminution of Responsibility. (A) any material reduction in your duties or responsibilities as in effect immediately prior thereto, or (B) removal of you from the position of Senior Vice President, Human Resources. For the avoidance of doubt, the term “Diminution of Responsibility” shall not include any such removal resulting from a promotion, your death or Disability, the termination of your employment for Cause, or your termination of your employment other than for Good Reason;

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(ii)	Compensation Reduction. Any reduction in your base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly-situated senior executives at the Company; or

(iii)	Company Breach. Any other material breach by the Company of any material provision of this letter.

•	Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)	the acquisition (other than from the Company, by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

(iii)	the closing of:
1.	a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

2.	a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this letter, solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the

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Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
•	Disability. The Company may terminate your employment, on written notice to you after having established your Disability and while you remain Disabled, subject to the payment by the Company to you of the applicable benefits provided pursuant to this letter. For purposes of this letter, “Disability” shall have the meaning assigned to such term in the Plan.

•	Cause. The Company may terminate your employment for “Cause”, subject to the payment by the Company to you of the applicable benefits provided in this letter. “Cause” shall mean, for purposes of this letter, “cause” as defined by applicable common law, and (1) conviction of any felony or indictable offense (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by you to perform your duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by you of any material covenants to the Company. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by you in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend you, with pay, upon your indictment for the commission of a felony or indictable offense as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

•	Employee and Executive Benefits. You will be eligible to participate in the employee benefit plans and programs generally made available to similarly situated employees of the Company on the terms and conditions applicable generally to all employees. In addition, the Company shall reimburse you for incremental taxes incurred by you outside of the United States because of any services you provide to the Company outside of the United States or any business that the Company conducts outside of the United States, if such incremental amount during any tax year exceeds 1% or more of your average base salary for such tax year. You shall be required to participate in any tax equalization program the Company may have in effect from time to time in order to qualify for the benefit described in the preceding sentence.

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•	Reimbursement of Certain Expenses. The Company shall fully reimburse the reasonable fees of your counsel and financial advisor incurred in connection with the development and implementation of the terms of your employment.

•	Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which you otherwise may become entitled under this letter, in order to assure that such reimbursements (and in-kind benefits) do not create a deferred compensation arrangement subject to Section 409A:

(i)	The amount of reimbursements (or in-kind benefits) to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.

(ii)	Each reimbursement to which you become entitled shall be made by the Company as soon as administratively practicable following your submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(iii)	Your right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

•	At-Will Employment. Your employment with the Company is “at will”. This means that you or the Company have the option to terminate your employment at any time, with or without advance notice, and with or without cause. This offer of employment does not constitute an express or implied agreement of continuing or long term employment. The at will nature of your employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and the Chief Executive Officer.

•	Severance Benefits. Notwithstanding the immediately preceding bullet paragraph, if your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall have the following obligations:

(i)	The Company will pay you an amount equal to 1.6 times your annual salary as of the date of your termination, provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, the Company shall instead pay you an amount equal to two times the sum of (A) your annual salary as of the date of termination, plus (B) your annual target bonus as of the date of your termination.

(ii)	The Company will pay you any accrued but unpaid salary or vacation pay and any deferred compensation. In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the Termination Date. The Company will also pay you a bonus in respect of the fiscal year in which the Termination Date occurs, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product

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of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at “target”, and (B) a fraction (i) the numerator of which is the number of days in such fiscal year through Termination Date and (ii) the denominator of which is 365; provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, then in the foregoing calculation the amount under (A) shall be equal to (y). Any bonus payable to you under this bullet shall be paid in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.
(iii)	The Company will provide you with continued coverage under any health, medical, dental or vision program or policy in which you were eligible to participate at the time of your employment termination for 12 months following such termination on terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination.

(iv)	The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the termination of your employment or (ii) the date that you secure full time employment.
Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay or provide any of the severance benefits set forth in this letter and shall have no obligations to you in respect of the termination of your employment save and except for obligations that are expressly established by applicable employment standards legislation unless you execute and deliver, within 60 days of the date of your termination, and do not revoke, a general release in form satisfactory to the Company and any revocation period set forth in the release has lapsed. The Company shall pay all cash severance benefits due within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence. You shall not be required to mitigate the amount of any severance payment provided for under this letter by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.
Notwithstanding anything herein to the contrary, in no event shall the timing of your execution of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

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It is understood that, during your employment by the Company, you will not engage in any activities that constitute a conflict of interest with the interests of the Company, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.
•	Covenant Not to Solicit. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the Company or any of its affiliates and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of the Company or any its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

•	Remedies for Breach of Obligations Under the Covenants Not to Solicit Above. It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions in the paragraph captioned “Covenant Not to Solicit” above be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in such paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under the two preceding paragraphs shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates. You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under the paragraph captioned “Covenant Not to Solicit” above. Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under either such paragraph in any Federal or state court sitting in the State of New Jersey, or, at the Company’s (or its affiliate’s) election, in any other state or jurisdiction in which you maintain your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that

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injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law.
•	Indemnification. You shall be indemnified by the Company as provided in its by-laws or, if applicable, pursuant to an indemnification agreement with the Company if such agreement are provided to similarly situated executives.

•	Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your Termination Date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A.
It is understood that you are required to read, review, agree, sign and return the following documents included with this letter: 1) the Confidentiality Agreement and Schedule, and 2) the Standards of Business Conduct.
Policies of the Company will govern any other matter not specifically covered by this letter.
Except as specifically described in the following sentence, the terms of this letter constitute the entire agreement between the Company and you with respect to the subject matter hereof, superseding all prior agreements and negotiations, including, without limitation, the terms of the Executive Employment Agreement, dated July 3, 2009, between Biovail Corporation and you. For the avoidance of doubt, the terms of any prior equity awards previously granted to you shall not be deemed to apply to the Options and Performance Share Units granted hereunder and any such prior equity awards shall remain subject to the terms in effect in accordance with the terms

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of such awards. This letter is governed by the laws of the State of New Jersey. All currency amounts set forth in the letter agreement refer to U.S. dollars.
As confirmation of acceptance of this employment offer, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed offer letter in the envelope provided. A duplicate copy of this offer letter is included for your records.

Sincerely, Valeant Pharmaceuticals International, Inc.
By:	/s/ J. Michael Pearson
J. Michael Pearson
Chief Executive Officer

/s/ Mark Durham
Mark Durham